UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Oracle Corporation

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Oracle Corporation

Supplement to the Proxy Statement for the 2019 Annual Meeting of Stockholders

This supplement provides updated information with respect to the Oracle Corporation Proxy Statement filed with the U.S. Securities and Exchange Commission on September 27, 2019 regarding the 2019 Annual Meeting of Stockholders to be held on Tuesday, November 19, 2019. Capitalized terms have the meanings provided in the Proxy Statement. Please read this supplement in conjunction with the Proxy Statement.

Proposal No. 1: Election of Directors

On November 4, 2019, Hector Garcia-Molina, who currently serves on the Board, notified Oracle of his decision to withdraw as a nominee for election as a director at the Annual Meeting. Mr. Garcia-Molina withdrew as a nominee for personal reasons and not due to any disagreement on any matter relating to Oracle’s operations, policies or practices. As a result of his decision to not stand for re-election, his service on the Board will end at the Annual Meeting.

As previously reported, Mark V. Hurd passed away on October 18, 2019. Mr. Hurd was Chief Executive Officer and a member of the Board, and he was named as a nominee for election as a director in the Proxy Statement.

The Board does not intend to nominate any new director candidates prior to the Annual Meeting and expects to reduce the size of the Board from 15 to 13 directors immediately following the Annual Meeting.

The Board and Oracle’s management wish to express their gratitude for Mr. Hurd’s and Mr. Garcia-Molina’s many years of service to Oracle.

Voting Matters

If you have already voted your shares by proxy, you do not need to take any action unless you wish to change your vote. All votes cast for Mr. Garcia-Molina and Mr. Hurd will be disregarded. You can revoke your proxy or change your vote at any time before the Annual Meeting by giving written notice to the Corporate Secretary of Oracle. You may also change your vote by a later-dated vote by telephone or on the Internet, by timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting.